Exhibit 1(f)

                                                        Draft--February 20, 1996

                         LORD ABBETT GLOBAL FUND, INC.

                             ARTICLES SUPPLEMENTARY


     Lord Abbett Global Fund, Inc., a Maryland corporation, (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation presently has authority to issue 100,000,000 shares of capital stock of the Income Series, of the par value $.001 each, previously classified and designated by the Board of Directors as Class A shares of the Income Series.

     SECOND: Pursuant to the authority of the Board of Directors to clas sify and reclassify unissued shares of stock of the Corporation and to classify a series into one or more classes of such series, the Board of Directors hereby classifies and reclassifies (i) 50,000,000 authorized but unissued Class A shares of the Income Series as Class C shares of the Income Series and (ii) 50,000,000 authorized but unissued Class A shares of the Equity Series as Class C shares of the Equity Series.

     THIRD: Subject to the power of the Board of Directors to classify and reclassify unissued shares, all shares of the Corporation's Class C stock of each series shall be invested in the same investment portfolio of the Corporation as the Class A stock of such series and shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in
Article V of the Articles of Incorporation of the Corporation (hereafter called the "Articles") and shall be subject to all other provisions of the Articles relating to stock of the Corporation generally.

     FOURTH: The Class C shares of the Income Series aforesaid have been duly classified by the Board of Directors under the authority contained in the Articles.
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     IN WITNESS WHEREOF, Lord Abbett Global Fund, Inc., has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on _____________, 1996.



                                       LORD ABBETT GLOBAL
                                          FUND, INC.


                                       By:  _______________________
                                                        , President


WITNESS:


______________________________
                   , Secretary

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       THE UNDERSIGNED, President of Lord Abbett Global Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                              _______________________________
                                                                  , President

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